State of Delaware
Secretary of State
Division of Corporations
Delivered 02:09 PM 10/15/2007
FILED 02:05 PM 10/15/2007
SRV 071116288 - 4046027 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: SVMF4, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company is hereby changed to Liberty Electric Generation Holdings, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of October, 2007.

By: /s/ James Varley
Name: James Varley
Title: Authorized Person (Secretary of Strategic Value Partners, LLC, the Manager)